EXHIBIT 99.1

News Release

JDS Uniphase

JDS UNIPHASE ANNOUNCES PRELIMINARY SECOND QUARTER REVENUE AND EARNINGS RESULTS

SAN JOSE, Calif., January 18, 2005 - JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU), today announced preliminary revenue and non-GAAP earnings results for its second quarter ended December 31, 2004.

Based on the Company’s preliminary financial results, revenue for the second quarter is expected to be approximately $180 million, which is at the lower end of the previously issued guidance of flat to down 8%, compared to revenue of $194.5 million in the first quarter of fiscal 2005.

Non-GAAP loss per share is expected to be $0.02, which compares to previous guidance of a loss of $0.01. Lower than anticipated non-GAAP gross margin and non-GAAP EBITDA are expected to result principally from:

•	First, an unanticipated decline in revenues from a major customer for Consumer Optics and Display products reduced forecasted revenues by approximately $13 million. This, combined with new product start-up challenges in the same group, is expected to significantly impact overall non-GAAP gross margin performance; and

•	Second, non-GAAP EBITDA and non-GAAP earnings per share were impacted by increased legal expenses of approximately $6 million related to ongoing litigation.

While detailed financial results are not yet available, the Company noted that its Communications business delivered another solid revenue performance in the second quarter.

Second Quarter Earnings Announcement and Conference Call

JDS Uniphase will announce final results for its second quarter of fiscal 2005 on Wednesday, January 26, 2005, after the market closes. The company will host a conference call at 2:00pm, Pacific Time, on Wednesday, January 26, 2005 to discuss the results in detail. To access the live webcast, please visit JDS Uniphase’s website at www.jdsu.com/investor at least 30 minutes before the scheduled start time to download any necessary audio or plug-in software. A replay of the webcast will be available from 6:00pm, Pacific Time, on Wednesday, January 26, 2005, and will be available until Wednesday, February 9, 2005.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial information in order to provide meaningful information regarding its operational performance and to enhance its investors’ overall understanding of its core current financial performance and its prospects for the future. The Company believes that its investors benefit from seeing its results “through the eyes” of management. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.

News Release

JDS Unipase

Non-GAAP information is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. JDS Uniphase’s non-GAAP information excludes items, such as restructuring and realignment charges, reductions in long-lived assets, reductions in the fair value of investments, gains on sales of investments, losses on equity method investments and amortization, that may have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Management monitors these excluded items to ensure that expenses are in line with management’s expectations and that the Company’s GAAP results are correctly stated, but does not use them to measure the ongoing operating performance of the Company.

A detailed reconciliation of GAAP results to non-GAAP results will be provided with our second quarter financial results which we expect to release on Wednesday, 26 January, 2005, after the market closes.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, product and document authentication, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.